Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS

—Strength in Non-Outerwear Offset by Reduced Outerwear Deliveries—

—Updates Guidance to Reflect Second Quarter Results and Second Half Visibility—

New York, New York – August 30, 2016 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2017 that ended July 31, 2016.

For the quarter ended July 31, 2016, G-III reported that net sales decreased 7% to $442.3 million from $473.9 million in the year-ago period. The Company reported a net loss for the second quarter of ($1.3) million, or ($0.03) per share, compared to net income of $12.5 million, or $0.27 per diluted share, in the prior year’s comparable period. The Company’s results for the second quarter included professional fees of approximately $3.0 million, equal to approximately $0.04 per share, net of taxes, in connection with its pending acquisition of Donna Karan.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We sustained momentum in our wholesale businesses with consistent well designed high quality product that our customers responded to. We believe our wholesale outerwear opportunity is intact for the full year despite a reduction by retailers in early season orders as they shifted their focus toward a greater degree of in season replenishment and reorder business. We believe that the risk of continued softness in the retail outlet environment has somewhat abated as we have now liquidated inventory from last year’s holiday season and are currently adding some great new fall products to our store inventory. Lastly, we believe forecasted cool weather trends should be in our favor this fall and holiday season compared to last year and should provide the impetus for improved sales for Wilsons and Bass in the second half.”

Mr. Goldfarb concluded, “We expect to generate stronger operating margins in the back half of the year as we begin to realize improved sales and gross margins in both our retail outlet and wholesale businesses, as well as better leverage on expenses in our wholesale outerwear and newly

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launched and expanded Tommy Hilfiger and Karl Lagerfeld lines. The fundamentals of our wholesale apparel and accessories business remain excellent. This is significant as it aligns with the substantial growth opportunities we have with Calvin Klein, Tommy Hilfiger and Karl Lagerfeld. It is also consistent with our planned strategy for the acquisition of Donna Karan which will be to develop and build categories of Donna Karan women’s apparel and accessories throughout the world. We believe that this set of opportunities supports an eventual doubling of our annual revenues to roughly $5 billion in five years. Today, we have submitted with our Form 8-K that includes this press release, an investor presentation outlining our strategy and preliminary sales and operating income targets for Donna Karan for the next three years. While we have revised our short-term expectations to reflect external challenges in outerwear and in the outlet center environment, we are as confident as ever in our ability to grow revenues and increase our profitability over the next few years.”

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Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2017. The Company is now forecasting net sales of approximately $2.48 billion and net income between $102 million and $106 million, or a range between $2.16 and $2.26 per diluted share, compared to its previous guidance of net sales of approximately $2.56 billion and net income between $120 million and $125 million, or a range between $2.55 and $2.65 per diluted share. For the fiscal 2016 year ended January 31, 2016, net sales were $2.34 billion and net income was $114.3 million, or $2.46 per diluted share.

The current year’s fiscal 2017 forecast includes professional fees of approximately $3.0 million, equal to approximately $0.04 per share, net of taxes, in connection with its pending acquisition of Donna Karan, but does not reflect the significant additional expenses related to this acquisition that the Company expects to incur in the second half of the fiscal year or the impact of the issuance of new G-III common stock to the seller.

On an adjusted basis, the Company is now forecasting non-GAAP net income per diluted share for fiscal 2017 between $2.20 and $2.30 per diluted share as compared to $2.44 per diluted share in fiscal 2016. Non-GAAP net income diluted per share for fiscal 2017 excludes the effect of the expenses incurred in the second quarter of fiscal 2017 in connection with the pending acquisition of Donna Karan, and does not reflect the significant additional expenses that the Company expects to incur in the second half of fiscal 2017 in connection with this acquisition or the impact of the issuance of new G-III common stock to the seller.

The Company is now projecting adjusted EBITDA for fiscal 2017 to decrease from the prior year between 2% and 5% to between approximately $199 million and $206 million. This compares to its previous guidance of adjusted EBITDA between approximately $228 million and $236 million. Adjusted EBITDA for fiscal 2016 was $210.1 million. Adjusted EBITDA for fiscal 2017 does not reflect the significant additional expenses related to this acquisition of Donna Karan that the Company expects to incur in the second half of the fiscal year.

For its third fiscal quarter ending October 31, 2016, the Company is forecasting net sales of approximately $940 million compared to $910 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $70 million and $76 million, or between $1.50 and $1.60 per diluted share, compared to net income of $87.2 million, or $1.87 per diluted share, in last year's third quarter. The third quarter forecast does not reflect any additional expenses related to the pending acquisition that may be incurred in the third quarter of the fiscal year.

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On an adjusted basis, excluding items resulting in other income in the third fiscal quarter ended October 31, 2015 of $0.02 per share, net of taxes, non-GAAP net income per diluted share was $1.85 in the third fiscal quarter ended October 31, 2015.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP.

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About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of apparel and accessories under licensed brands, owned brands and private label brands. G-III’s owned brands include Vilebrequin, Andrew Marc, Marc New York, Bass, G.H. Bass, Weejuns, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III has also entered into an agreement to acquire the Donna Karan brand, including DKNY. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Hands High, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks relating to G-III’s proposed acquisition of Donna Karan International Inc. and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS: GIII)

CONSOLIDATED STATEMENTS OF INCOME AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015

Net sales	$442,267	$473,884	$899,670	$906,849

Cost of sales	286,624	305,544	578,358	584,082

Gross profit	155,643	168,340	321,312	322,767

Selling, general and administrative expenses	153,168	141,483	306,273	278,516

Depreciation and amortization	7,672	5,914	14,865	11,601

Operating profit (loss)	(5,197)	20,943	174	32,650

Equity gain in investment	347	—	617	—

Interest and financing charges, net	(1,055)	(1,177)	(2,298)	(2,153)

Income (loss) before taxes	(5,905)	19,766	(1,507)	30,497

Income tax expense (benefit)	(4,612)	7,313	(2,985)	11,284

Net income (loss)	$(1,293)	$12,453	$1,478	$19,213

Net income (loss) per common share:
Basic	$(0.03)	$0.28	$0.03	$0.43
Diluted	$(0.03)	$0.27	$0.03	$0.42
Weighted average shares outstanding:
Basic	45,667	45,073	45,601	45,020
Diluted	45,667	46,362	46,697	46,289

Selected Balance Sheet Data (in thousands):	At July 31,
	2016	2015
Cash	$44,950	$18,810
Working Capital	634,582	558,152
Inventory	569,996	605,214
Total Assets	1,259,520	1,189,479
Short-term Revolving Debt	—	5,503
Total Stockholders' Equity	900,105	785,175

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL GAAP NET INCOME PER SHARE TO

FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Forecasted Three Months Ending October 31, 2016	Actual Three Months Ending October 31, 2015	Forecasted Twelve Months Ending January 31, 2017	Actual Twelve Months Ended January 31, 2016

GAAP diluted net income per common share	$1.50 - $1.60	$1.87	$2.16 - $2.26	$2.46

Excluded from non-GAAP:
Expenses associated with pending Donna Karan International acquisition, net of taxes	—	—	0.04	—
Other income, net of taxes	—	(0.02)	—	(0.02)

Non-GAAP diluted net income per common share	$1.50 - $1.60	$1.85	$2.20 - $2.30	$2.44

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes (i) expenses incurred in connection with the pending acquisition of Donna Karan International in the second quarter of fiscal 2017 and (ii) other income in fiscal 2016 which consisted of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding acquisition expenses and other income that is not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. GAAP diluted net income per share does not include significant additional expenses that will be incurred in connection with the pending acquisition of Donna Karan International in the third and fourth quarter of fiscal 2017 or the impact of the issuance of new G-III common stock to the seller.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2017	Actual Twelve Months Ended January 31, 2016

Net income	$102,000 – $106,000	$114,333
Expenses associated with pending Donna Karan International acquisition	3,000	—

Other (income)	—	(1,068)

Depreciation and amortization	31,700	25,392

Interest and financing charges, net	7,300	6,691

Income tax expense	55,000 – 58,000	64,800

Adjusted EBITDA, as defined	$199,000 – $206,000	$210,148

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes (i) expenses incurred in connection with the acquisition of Donna Karan International in the second quarter of fiscal 2017 and (ii) other income in fiscal 2016 which consisted of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. Net income above does not include significant additional expenses that will be incurred in connection with the pending acquisition of Donna Karan International in the third and fourth quarter of fiscal 2017.

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